Exhibit 4.12

COLUMBIA CARE INC., AS ISSUER

AND

ODYSSEY TRUST COMPANY, AS TRUSTEE

FOURTH SUPPLEMENTAL INDENTURE

Dated as of February 3, 2022

(i)

ADDENDA

Schedule “A” FORM OF NOTE CERTIFICATE

Exhibit A-1

Exhibit A-2

Exhibit B

(ii)

THIS FOURTH SUPPLEMENTAL INDENTURE dated as of February 3, 2022

BETWEEN:

COLUMBIA CARE INC., a company subsisting under the laws of the Province of British Columbia (hereinafter called the “Issuer”)

- and -

ODYSSEY TRUST COMPANY, a trust company incorporated under the laws of the Province of Alberta authorized to carry on the business of a trust company in British Columbia (hereinafter called the “Trustee”).

WHEREAS in connection with the issuance of 13.00% Senior Secured First-Lien Notes due 2023 (the “2023 Notes”), the Issuer has entered into a trust indenture with the Trustee dated as of May 14, 2020 (the “Original Indenture”), as supplemented by a first supplemental trust indenture dated as of June 19, 2020 in connection with the issuance of 5.00% senior secured convertible notes (the “2023 Convertible Notes”) (the “First Supplemental Indenture”), as supplemented by a second supplemental trust indenture dated as of June 29, 2021 in connection with the issuance of 6.00% secured convertible notes due 2025 (the “2025 Convertible Notes”) (the “Second Supplemental Indenture”), and as supplemented and amended by a third supplemental indenture dated as of February 2, 2022 (the “Third Supplemental Indenture” and together with the Original Indenture, the First Supplemental Indenture, and the Second Supplemental Indenture, the “Indenture”);

AND WHEREAS pursuant to Section 14.5 of the Indenture, the Issuer and the Trustee may enter into Supplemental Indentures providing for the issue of any series of Notes and for establishing the terms, provisions and conditions of a particular series of Notes;

AND WHEREAS this Fourth Supplemental Indenture is entered into to provide for the issuance of Notes to be designated as “9.5% Senior Secured First-Lien Notes due 2026” pursuant to the Indenture and establishing the terms, provisions and conditions of the Notes;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee;

NOW THEREFORE THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH that in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITION AND INTERPRETATION

Section 1.1 To Be Read With Indenture.

This Fourth Supplemental Indenture is a supplemental indenture to the Indenture. The Indenture and this Fourth Supplemental Indenture will be read together and will have effect as though all the provisions of both indentures were contained in one instrument. If any terms of the Indenture are inconsistent with the express terms or provisions hereof, the terms of this Fourth Supplemental Indenture shall prevail to the extent of the inconsistency.

Section 1.2 Definitions.

(1)

All terms which are defined in the Indenture and used but not defined in this Fourth Supplemental Indenture have the meanings ascribed to them in the Indenture, as such meanings may be amended or supplemented by this Fourth Supplemental Indenture. The Indenture shall be amended by adding the following definitions to Section 1.1 (Definitions) of the Original Indenture:

“2026 Notes” means the 9.5% Senior Secured First-Lien Notes due 2026.

“2026 Notes Certificate” has the meaning given to it in Section 2.8(1).

“2026 Notes Maturity Date” has the meaning given to it in Section 2.4.

“2026 Notes Record Date” means the close of business on January 30 and July 30 immediately preceding the relevant Interest Payment Date.

“Additional 2026 Notes” means any 2026 Notes issued under and pursuant to the terms of and subject to the conditions of this Indenture after the Initial Issue Date.

“Canadian Securities Legend” means the legend identified as such in set out in Schedule “A” hereto.

“Global Notes” means, individually and collectively, each of the Regulation D Global Notes and the Regulation S Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Schedule “A” hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the applicable provisions of the Indenture.

“Initial Issue Date” means the date on which the Initial Notes were issued under the Original Indenture.

“Initial Notes” means the 2023 Notes issued by the Issuer on May 14, 2020 pursuant to the Original Indenture.

“Interest Payment Date” means February 3 and August 3 of each year that the 2026 Notes are outstanding and (except in respect of any Additional 2026 Notes) commencing on August 3, 2022.

“Interest Period” means the period commencing on the later of (a) the date of issue of the 2026 Notes and (b) the immediately preceding Interest Payment Date on which interest has been paid, and ending on the day immediately preceding the Interest Payment Date in respect of which interest is payable.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Exchange Agreement” means the Note Exchange Agreements to be dated the date hereof by and between the Issuer and the holders of the Issuer’s outstanding 13.00% senior secured notes due May 14, 2023

“Offering Memorandum” means the preliminary offering memorandum (including the documents incorporated by reference therein) dated January 13, 2022 and a final offering memorandum (including the documents incorporated by reference therein) dated January 26, 2022 related to the purchase of the 2026 Notes.

“Regulation D” means Regulation D under the U.S. Securities Act.

“Regulation D Global Note” means a Global Note substantially in the form of Schedule “A” hereto bearing the Global Note Legend and the Regulation D Legend and deposited with or on behalf of, and registered in the name of, the Depository or its nominee issued in a denomination equal to the outstanding principal amount of the Notes sold to U.S. Accredited Investors.

“Regulation D Legend” means the legend identified as such in set out in Schedule “A” hereto.

“Regulation S” means Regulation S under the U.S. Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Schedule “A” hereto bearing the Global Note Legend and the Regulation S Legend and deposited with or on behalf of and registered in the name of the Depository or its nominee issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S. The Regulation S Global Note shall constitute a temporary global security pursuant to Regulation S and is be subject to Section 903(b) of Regulation S.

“Regulation S Legend” means the legend identified as such in set out in Schedule “A” hereto.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Subscription Agreements” means the subscription agreements to be entered into as of the date hereof between the Issuer and each of the purchasers of the 2026 Notes setting out the contractual relationship between the Issuer and such purchasers.

“U.S. Accredited Investor” has the meaning given such term in Rule 501(a) of Regulation D and of the U.S. Securities Act.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the U.S. Securities Act.

(2)

For the purposes of this Fourth Supplemental Trust Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by adding the following definitions to Section 1.1 (Definitions) of the Original Indenture:

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(a)	1.0% of the principal amount of the Note; and

(b)

the excess, if any, of (i) the present value at such redemption date of (a) the redemption price of the Note at February 3, 2024 (such redemption price being set forth under Section 4.7) plus (b) all required interest payments due on the Note through February 3, 2024 (excluding accrued and unpaid interest to but excluding the redemption date), computed using a discount rate equal to the Treasury Rate plus 100 basis points and discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) over (ii) the principal amount of the Note.

“Asset Sale” means:

(a)

the sale, conveyance or other disposition of any assets, other than a transaction governed by the provisions of the Note Indenture described above under Section 7.14 or Section 12.1 of the Indenture; and

(b)

the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale, transfer or other conveyance by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required to be owned by other Persons pursuant to applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(a)	any single transaction or series of related transactions that involves assets or other Equity Interests having a Fair Market Value of less than $2 million;

(b)	any issuance or transfer of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;

(c)	the sale or other disposition of cash or Cash Equivalents;

(d)

dispositions (including without limitation surrenders and waivers) of accounts or notes receivable or other contract rights in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(e)

the trade or exchange by the Issuer or any Restricted Subsidiary thereof of any asset for any other asset or assets that is used or useable in a Permitted Business, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or such Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange;

(f)

any sale, lease, conveyance or other disposition of (i) inventory, products, services or accounts receivable in the ordinary course of business, and (ii) any property or equipment that has become damaged, worn out or obsolete or pursuant to a program for the maintenance or upgrading of such property or equipment;

(g)	the creation of a Lien not prohibited by the Note Indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;

(h)	the disposition of assets that, in the good faith judgment of the Issuer, are no longer used or useful in the business of such entity;

(i)	a Restricted Payment or Permitted Investment that is otherwise permitted by the Note Indenture;

(j)	leases or subleases in the ordinary course of business to third persons otherwise in accordance with the provisions of the Note Indenture;

(k)	an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a wholly owned Restricted Subsidiary of the Issuer;

(l)	a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(m)	foreclosure on assets or property;

(n)	any sale or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o)

sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and the transfer of assets as part of the consideration for Investment in a joint venture so long as the Fair Market Value of such assets is counted against the amount of Investments permitted under Section 7.9;

(p)	sales or dispositions in connection with Permitted Liens;

(q)

sales or dispositions in respect of which the Issuer or a Restricted Subsidiary is required to pay the proceeds thereof to a third party pursuant to the terms of agreements or arrangements in existence as at the Initial Issue Date; and

(r)

any sale, transfer or other disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Cash Equivalents” means:

(a)	United States, Canadian dollars, Euros or Pound Sterling or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

(b)

securities issued or directly and fully guaranteed or insured by the government of the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada, as the case may be, is pledged in support of such securities), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(c)

certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States, Canada or any other country that is a member of the Organization for Economic Cooperation and Development, in each case, having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s, A-1 or better from Standard & Poor’s, “F-1” or better from Fitch, or “R-1” or better from DBRS;

(d)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)

commercial paper having one of the two highest ratings obtainable from any of (i) Moody’s, (ii) Standard & Poor’s, (iii) DBRS or (iv) Fitch, and in each case maturing within one year after the date of acquisition;

(f)

securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any province or territory of Canada, or by any political subdivision or Taxing Authority thereof, rated at least “A” by Moody’s, Standard & Poor’s, DBRS or Fitch, and in each case having maturities of not more than one year from the date of acquisition; and

(g)	money market funds, of which at least a majority of the assets constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, and without duplication:

(a)

an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b)	all extraordinary, unusual or non-recurring items of loss or expense to the extent deducted in computing such Consolidated Net Income; plus

(c)

provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(d)

Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus

(e)

depreciation, depletion, amortization (including amortization of intangibles and deferred financing costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(f)

severance costs, restructuring costs, asset impairment charges and acquisition transition services costs, provided that in each case such costs or charges were deducted in calculating Consolidated Net Income for such period; plus

(g)

the settlement amounts relating to the settlement of any claims against the Issuer or any of its Restricted Subsidiaries, in an amount not to exceed $25.0 million for any four fiscal quarter period; plus

(h)

the amount of any one-time and non-recurring costs relating to opening or relocating facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition and other business optimization expenses and project start-up costs; provided that the aggregate amount for all cash items added pursuant to this clause (h) shall not exceed 10% of Consolidated EBITDA for any four fiscal quarter period (calculated prior to giving effect to any adjustment pursuant to this clause (h)); plus

(i)

the amount of identified cost savings projected by the Issuer in good faith to result from actions taken or expected to be taken not later than twelve months after the end of such period (which identified cost savings shall be calculated as though they had been realized on the first day of the period for which Consolidated EBITDA is being determined); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) the aggregate amount of cost savings added pursuant to this clause (i) for any date for the four fiscal quarter period ending on such date shall not exceed, 20% of Consolidated EBITDA for any four fiscal quarter period ending on such date (calculated prior to giving effect to any adjustment pursuant to this clause (i)); plus

(j)	fair value adjustments to biological assets, including cannabis plants, measured at fair value less cost to sell up to the point of harvest; plus

(k)

all expenses related to restricted stock, redeemable stock or stock options interests granted to officers, directors and employees, to the extent such expenses were deducted in computing such Consolidated Net Income; minus

(l)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with IFRS.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Fixed Charges of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Designated Rating Organization” means each of Standard & Poor’s, Moody’s, DBRS and Fitch.

“EDGAR” means the electronic data gathering, analysis, and retrieval database maintained by the U.S. Securities Exchange Commission.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries (other than the Notes issued hereby and the related Subsidiary Guarantees) in existence on the Initial Issue Date, until such Indebtedness is repaid or otherwise renewed, refinanced, replaced, defeased or discharged.

“Fitch” means Fitch Ratings Inc. or any successor ratings agency thereto.

“Guarantor” means each Restricted Subsidiary that has delivered a Subsidiary Guarantee on the Initial Issue Date and any other Person that becomes (or has become) a Guarantor pursuant to Section 15.1 or that otherwise executes and delivers a Subsidiary Guarantee to the Collateral Trustee.

“Investment Grade Rating” means a rating equal to or higher than:

(a)	“BBB-” (or the equivalent) from Standard & Poor’s;

(b)	“Baa3” (or the equivalent) from Moody’s;

(c)	“BBB (Low)” (or the equivalent) from DBRS; or

(d)	“BBB-” (or the equivalent) from Fitch.

“Issue Date” means the date on which the 2026 Notes are issued under the Indenture.

“Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease liability that would at that time be required to be capitalized on a statement of financial position in accordance with IFRS as in effect on the Initial Issue Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Issuer and its Restricted Subsidiaries on the Initial Issue Date and other businesses reasonably related, complimentary or ancillary thereto.

“Permitted Investments” means:

(a)	any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(b)	any Investment in Cash Equivalents;

(c)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(i)	such Person becomes a Restricted Subsidiary of the Issuer; or

(ii)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(d)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.15 or a sale or disposition of assets excluded from the definition of “Asset Sale”;

(e)

Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(f)

stock, obligations or securities received as a result of the bankruptcy or reorganization of a Person or taken in settlement or other resolutions of claims or disputes or in satisfaction of judgments, and extensions, modifications and renewals thereof;

(g)

advances to customers or suppliers in the ordinary course of business that are, in conformity with IFRS, recorded as accounts receivable, prepaid expenses or deposits on the statement of financial position of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(h)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(i)

loans or advances to officers and employees of the Issuer or any of its Subsidiaries made in the ordinary course of business, which, in the aggregate outstanding amount, do not at any time exceed $1.0 million;

(j)	repurchases of, or other Investments in, the Notes;

(k)	advances, deposits and prepayments for purchases of any assets used in a Permitted Business, including any Equity Interests;

(l)

commission, payroll, travel, entertainment and similar advances to officers and employees of the Issuer or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with IFRS;

(m)	guarantees issued in accordance with Section 7.10;

(n)	Investments existing on the Initial Issue Date;

(o)

any Investment (i) existing on the Initial Issue Date, (ii) made pursuant to binding commitments in effect on the Initial Issue Date or (iii) that replaces, refinances or refunds any Investment described under either of the immediately preceding clauses (i) or (ii); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and not materially less favorable to the Issuer or any of its Restricted Subsidiaries than the Investment replaced, refinanced or refunded as determined in good faith by the Issuer;

(p)	Investments the payment for which consists solely of Capital Stock of the Issuer;

(q)	any Investment in any Subsidiary of the Issuer in connection with intercompany cash management arrangements or related activities;

(r)

payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(s)	performance guarantees made in the ordinary course of business or consistent with past practice;

(t)

any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(u)

Investments in the ordinary course of business or consistent with past practice consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other business arrangements with other Persons;

(v)	an Investment in satisfaction of judgments against other Persons; and

(w)

any other Investment provided that, at the time of and after giving effect to such Investment, the aggregate Fair Market Value of such Investment (measured on the date each such Investment was made and without giving effect to subsequent changes in value) and all other Investments made under this paragraph (w) since the Initial Issue Date does not exceed the greater of (i) $45 million and (ii) 0.3 times the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available (determined on a pro forma basis after giving pro forma effect to the Investment and to such other pro forma adjustments as are consistent with those set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”);

provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the above clauses (a) through (w) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(a)	First-Priority Liens held by the Collateral Trustee securing Permitted Pari Indebtedness and all related Obligations;

(b)	Liens in favor of the Issuer or any Restricted Subsidiary;

(c)

Liens on property of a Person (i) existing at the time of acquisition thereof or (ii) existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and not in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

(d)

Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to, and not in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(e)	Liens securing the Notes and the Subsidiary Guarantees;

(f)	Liens existing on the Initial Issue Date that do not secure Indebtedness;

(g)

Liens securing Permitted Refinancing Indebtedness; provided that any such Lien is limited to all or part of the same property or assets that secured (or under the written agreement under which such original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property and assets that are the security for another Permitted Lien hereunder;

(h)

Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (i) the Incurrence of such Indebtedness was not prohibited by the Note Indenture and (ii) such defeasance or satisfaction and discharge is not prohibited by the Note Indenture;

(i)	Liens to secure Lease Obligations permitted to be Incurred under Section 7.10 covering only the assets leased in connection therewith;

(j)	Liens to secure Indebtedness permitted by Section 7.10(b)(iv) covering only the assets acquired, designed, constructed, installed, developed or improved with such Indebtedness;

(k)	Liens securing Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(l)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or similar obligations;

(m)

Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(n)

Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or authority in connection with the ownership of assets, provided that such Liens do not materially interfere with the use of such assets in the operation of the business;

(o)

reservations, limitations, provisos and conditions, if any, expressed in any original grant from the government of Canada of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not materially interfere with the use of such assets;

(p)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not Incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Issuer or any of its Restricted Subsidiaries;

(q)

servicing agreements, development agreements, site plan agreements, and other agreements with governmental authorities pertaining to the use or development of assets, provided each is complied with in all material respects and does not materially interfere with the use of such assets in the operation of the business;

(r)

judgment and attachment Liens, individually or in the aggregate, neither arising from judgments or attachments that gave rise to, nor giving rise to, an Event of Default, notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(s)

Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations, and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations, in each case which are Incurred in the ordinary course of business;

(t)

bankers’ Liens and Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;

(u)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(v)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by IFRS;

(w)	Liens arising from precautionary financing statements under the UCC or financing statements under a PPSA or similar statutes regarding leases, sales of receivables or consignments;

(x)	Liens of franchisors in the ordinary course of business not securing Indebtedness;

(y)

Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, landlord’s, suppliers’, builders’ and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business for sums not yet delinquent by more than 60 days or being contested in good faith, if such reserve or other appropriate provisions, if any, as shall be required by IFRS, shall have been made in respect thereto;

(z)

Liens contained in purchase and sale agreements to which the Issuer or any of its Restricted Subsidiaries is the selling party thereto which limit the transfer of assets pending the closing of the transactions contemplated thereby;

(aa)

Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(bb)	Liens in favor of the Trustee as provided for in the Note Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(cc)

Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any of its Restricted Subsidiaries to the extent securing non-recourse debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;

(dd)

Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(ee)	Liens securing inventories that are purchased on credit terms exceeding 90 days made in the ordinary course of business;

(ff)	Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(gg)	Liens in favour of the Collateral Trustee; and

(hh)

additional Liens with respect to Indebtedness provided that, at the time of and after giving effect to the Incurrence of such Liens, the aggregate amount of Indebtedness secured by such Liens and all other Liens Incurred under this clause (hh) since the Initial Issue Date and which remain outstanding, does not exceed the greater of (a) US$75 million or (b) 6.5% of the Issuer’s Consolidated Net Tangible Assets (determined as of the date of such Incurrence and including any assets acquired in connection therewith).

“Treasury Rate” means, in respect of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519), that has become publicly available three Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)), most nearly equal to the period from the redemption date to February 3, 2024; provided, however, that if the period from the redemption date to February 3, 2024 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer will (a) calculate the Treasury Rate no later than the second Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

Section 1.3 Conflicts with Indenture

In the event of any inconsistency between the meaning given to a term in the Indenture and the meaning given to the same term in this Fourth Supplemental Indenture, the meaning given to the term in this Fourth Supplemental Indenture shall prevail to the extent of the inconsistency; provided, however, that the terms and provisions of this Fourth Supplemental Indenture may modify or amend the terms and provisions of the Indenture solely as applied to the 2026 Notes.

Section 1.4 Headings, etc.

The division of this Fourth Supplemental Indenture into Articles, Sections and paragraphs, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Fourth Supplemental Indenture.

Section 1.5 Governing Law.

This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2

2026 NOTES

Section 2.1 Creation and Designation of 2026 Notes

In accordance with the Indenture and this Fourth Supplemental Indenture, the Issuer is authorized to issue a series of Notes designated “9.5% Senior Secured First-Lien Notes due 2026” having the terms set forth in this Article 2.

Section 2.2 Aggregate Principal Amount

The aggregate principal amount of 2026 Notes which may be issued under this Fourth Supplemental Indenture is unlimited, provided, however, that the maximum principal amount of 2026 Notes initially issued hereunder on the Issue Date shall be US$185,000,000. The Issuer may, from time to time, without the consent of any existing Holders but subject to Section 7.10 of the Original Indenture (as amended), create and issue Additional 2026 Notes hereunder having the same terms and conditions as the 2026 Notes in all respects, except for the date of issuance, issue price and first payment of interest thereon. Additional 2026 Notes so created and issued will be consolidated with and form a single series with the 2026 Notes.

Section 2.3 Authentication

The Trustee shall initially authenticate one or more Global Notes and/or Definitive Notes, as directed by the Issuer in the Authentication Order, for original issue on the Initial Issue Date in an aggregate principal amount of US$185,000,000 or otherwise to permit transfers or exchanges in accordance with Section 5.6 of the Original Indenture (as amended hereby) upon receipt by the Trustee of a duly executed Authentication Order. After the Initial Issue Date, subject to Section 2.2, the Issuer may issue, from time to time, and the Trustee shall authenticate upon receipt of an Authentication Order and the items listed in Section 3.2(d) of the Original Indenture, Additional 2026 Notes for original issue. Except as provided in Section 7.10 of the Original Indenture, as amended, there is no limit on the amount of Additional 2026 Notes that may be issued hereunder. Each such Authentication Order shall specify the principal amount of 2026 Notes to be authenticated and the date on which such 2026 Notes are to be authenticated. The aggregate principal amount of 2026 Notes outstanding at any time may not exceed the aggregate principal amount specified in the Authentication Orders provided in respect of original issues of 2026 Notes except as provided in Section 3.10 of the Original Indenture. For certainty, the Trustee shall not be obligated or liable to ensure that the Issuer is in compliance with the limitations in Section 7.10 of the Original Indenture, as amended, or any other covenants under, the Indenture, and shall be entitled to rely on an Officers’ Certificate from the Issuer certifying such compliance for any Additional 2026 Notes so issued.

Section 2.4 Date of Issue and Maturity

The 2026 Notes will be dated February 3, 2022 and the 2026 Notes will become due and payable, together with all accrued and unpaid interest thereon, on February 3, 2026 (the “2026 Notes Maturity Date”).

Section 2.5 Permitted Pari-Passu Indebtedness and First-Lien Indebtedness

The 2026 Notes authorized hereunder shall be deemed Permitted Pari Indebtedness for the purposes of Section 7.10(b)(i) of the Original Indenture and shall be a direct senior secured obligation of the Issuer secured by a First-Priority Lien in certain Collateral of the Issuer and Guarantors in favour of the Collateral Trustee pursuant to the Security Documents and, for greater certainty, shall be First-Lien Indebtedness of the Issuer ranking equally and rateably with all other First-Lien Indebtedness of the Issuer pursuant to Section 2.1 of the Original Indenture.

Section 2.6 Currency

The principal of the 2026 Notes and interest thereon and all sums that may at any time become payable thereon, whether at 2026 Notes Maturity Date or otherwise, shall be payable in lawful money of the United States of America as provided herein.

Section 2.7 Interest

(1)

The 2026 Notes will bear interest on the unpaid principal amount thereof at the rate of 9.5% per annum from their respective Issue Date to, but excluding, the 2026 Notes Maturity Date, compounded semi-annually and payable in arrears on each Interest Payment Date. The first Interest Payment Date for the initial 2026 Notes will be August 3, 2022.

(2)

Interest will be payable in respect of each Interest Period (after, as well as before, the 2026 Notes Maturity Date, default and judgment, with interest overdue on principal and interest at a rate that is 1% higher than the applicable rate on the 2026 Notes) on each Interest Payment Date in accordance with Section 3.11 and Section 3.14 of the Original Indenture. Interest on the 2026 Notes will accrue from their respective Issue Date or, if interest has already been paid, from and including the last Interest Payment Date therefor to which interest has been paid or made available for payment. Interest will be computed on the basis of a 365-day or 366-day year, as applicable, and will be payable in equal semi-annual amounts; except that interest in respect of any period that is shorter than a full semi-annual interest period will be computed on the basis of a 365-day or 366- day year, as applicable, and the actual number of days elapsed in that period.

Section 2.8 Optional Redemption

(1)

At any time prior to February 3, 2024, the Issuer may, on any one or more occasions, redeem all or any part of the 2026 Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the aggregate principal amount of the 2026 Notes redeemed plus the Applicable Premium and accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(2)

At any time prior to February 3, 2024, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of 2026 Notes issued under the Indenture (including any Additional 2026 Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 109.50% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that:

(a)	at least 65% of the aggregate principal amount of 2026 Notes issued on the Issue Date remain outstanding immediately after such redemption; and

(b)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(3)

At any time on or after February 3, 2024, the Issuer may, on any one or more occasions, redeem all or any part of the 2026 Notes, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 3 of the years indicated below:

Year	Percentage
2024	104.75%
2025 and thereafter	100.00%

Section 2.9 Form of 2026 Notes

(1)

The Trustee shall authenticate one or more Global Notes and /or Definitive 2026 Notes, which shall be in the form substantially set out in Schedule “A” hereto (the “2026 Notes Certificate”) with such insertions, deletions, substitutions and variations as may be required or permitted by the terms of the Indenture or as may be required to comply with any law or the rules of the Depository.

(2)

The 2026 Notes shall bear such distinguishing letters, numbers and legends as the Trustee and the Issuer may approve, including such legend as may be set out in Schedule “A” hereto, notwithstanding Section 3.3(h) of the Original Indenture which does not apply to the 2026 Note. The 2026 Notes shall include the Regulation D Legend or the Regulation S Legend, as applicable. The 2026 Notes issued as Global Notes shall also include the Global Note Legend.

Section 2.10 Mandatory Redemption and Market Purchases

(1)

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the 2026 Notes; provided, however, that the Issuer may be required to offer to purchase the 2026 Notes pursuant to Sections 7.14 and 7.15 of the Original Indenture.

(2)

The Issuer may at any time and from time to time purchase the 2026 Notes (including any Additional 2026 Notes) by means other than a redemption, whether by a tender offer, open market purchases, negotiated transactions, private agreement or otherwise at any price in accordance with Applicable Securities Legislation, the U.S. federal securities laws, and the applicable securities laws of any of the states of the United States, so long as such acquisition does not violate the terms of this Fourth Supplemental Indenture or the Indenture.

Section 2.11 Additional Amounts Payable on 2026 Notes

(1)

All payments made by any Guarantor under or with respect to any Subsidiary Guarantee in respect of the 2026 Notes will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of any United States taxing authority (hereinafter “Taxes”), unless any Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If any Guarantor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to any Subsidiary Guarantee, such Guarantor will pay such additional amounts of interest (“Additional Amounts”) as may be necessary so that the net amount received by each holder or beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner of Notes would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder or beneficial owner of Notes (an “Excluded Holder”):

(a)

which is subject to such Taxes by reason of any connection between such holder or beneficial owner of 2026 Notes and the United States or any political subdivision thereof or authority thereof other than the mere holding of Notes or the receipt of payments thereunder;

(b)

which failed to duly and timely comply with a timely request of the Issuer to provide information, documents, certification or other evidence concerning such holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with the United States or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such holder or beneficial owner of 2026 Notes but for this Section 4.12(a)(ii);

(c)

which is a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the Note directly (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner);

(d)

which is subject to Taxes to the extent that such Taxes would not have been imposed but for the holder or beneficial owner of 2026 Notes or the recipient of interest payable on the 2026 Notes not dealing at arm’s length, within the meaning of the Tax Act, with the Issuer or relevant Guarantor, as applicable;

which is subject to Taxes to the extent that such Taxes would not have been imposed but for such holder or beneficial owner of Notes being, or not dealing at arm’s length (within the meaning of the Tax Act) with, at any time a “specified shareholder” of the Issuer as defined in subsection 18(5) of the Tax Act;

(e)

to the extent that the Taxes required to be withheld or deducted are imposed pursuant to sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (and any amended or successor version that is substantially comparable), and any regulations or other official guidance thereunder or agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) entered into in connection therewith; or

(f)	any combination of the foregoing clauses of this proviso.

(2)

The Issuer or such Guarantor, as the case may be, will also (a) make such withholding or deduction and, (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or such Guarantor, as the case may be, will furnish to the holders of the 2026 Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Guarantor, as the case may be. Such Guarantor will indemnify and hold harmless each holder (other than all Excluded Holders) for the amount of (A) any Taxes not withheld or deducted by such Guarantor and levied or imposed and paid by such holder as a result of payments made under or with respect to the Guarantees, (B) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (C) any Taxes imposed with respect to any reimbursement under clauses (a) or (b) above.

(3)

At least 30 days prior to each date on which any payment under or with respect to the 2026 Notes is due and payable, if any Guarantor is aware that it will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. Whenever in the Fourth Supplemental Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this Section 2.11 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(4)

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.”

Section 2.12 Appointment

(1)	The Trustee will be the trustee for the 2026 Notes, subject to Article 13 of the Original Indenture.

(2)	The Issuer initially appoints CDS to act as Depository with respect to the 2026 Notes.

(3)

The Issuer initially appoints the Trustee at its corporate office in Vancouver, British Columbia to act as the Registrar, transfer agent, authentication agent and Paying Agent with respect to the 2026 Notes. The Issuer may change the Registrar, transfer agent, authentication agent or Paying Agent for the 2026 Notes at any time and from time to time without prior notice to the Holders of the 2026 Notes.

Section 2.13 Provision of Reports and Financial Information

(1)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.5 in its entirety and replacing it with the following:

“The Issuer will provide to the Trustee, and the Trustee shall deliver to the Holders, the following:

(a)	within 60 days after the end of each quarterly fiscal period in each fiscal year of the Issuer, other than the last quarterly fiscal period of each such fiscal year, copies of:

(i)

an unaudited consolidated statements of financial position as at the end of such quarterly fiscal period and unaudited consolidated statements of net income and other comprehensive income, cash flows and changes in equity of the Issuer for such quarterly fiscal period and, in the case of the second and third quarters, for the portion of the fiscal year ending with such quarter; and

(ii)

an associated “Management’s Discussion and Analysis” prepared on a basis substantially consistent with the “Management’s Discussion and Analysis” (i) included in the Offering Memorandum (ii) or as required pursuant to applicable securities laws; and

(b)	within 120 days after the end of each fiscal year of the Issuer, copies of:

(i)

an audited consolidated statements of financial position of the Issuer as at the end of such year and audited consolidated statements of net income and other comprehensive income, cash flows and changes in equity of the Issuer for such fiscal year, together with a report of the Issuer’s auditors thereon; and

(ii)

an associated “Management’s Discussion and Analysis” prepared on a basis substantially consistent with the “Management’s Discussion and Analysis” (i) included in the Offering Memorandum or (ii) as required pursuant to applicable securities laws;

in the case of each of Sections 7.5(a)(i) and Section 7.5(b)(i) prepared in accordance with IFRS (or GAAP following the issuance of an Accounting Change Notice). The reports referred to in Section 7.5(a)(i) and Section 7.5(b)(i) are collectively referred to as the “Financial Reports.”

(c)

The Issuer will, within 15 Business Days after providing to the trustee any Financial Report, hold a conference call to discuss such Financial Report and the results of operations for the applicable reporting period. The Issuer will also maintain a website to which Holders, prospective investors and securities analysts are given access, on which not later than the date by which the Financial Reports are required to be provided to the trustee pursuant to the immediately preceding paragraph, the Issuer (i) makes available such Financial Reports and (ii) provides details about how to access on a toll-free basis the quarterly conference calls described above.

(d)

Notwithstanding the foregoing paragraphs, (i) all Financial Reports will be deemed to have been provided to the Trustee and the Holders once filed on either (A) the System for Electronic Document Analysis and Retrieval (SEDAR) or any successor system thereto; or (B) EDGAR or any successor system thereto, and the Issuer will not be required to maintain a website on which it makes such Financial Reports available, and (ii) if the Issuer holds a quarterly conference call for its equity holders within 15 Business Days of filing a Financial Report on SEDAR or EDGAR or any successor systems thereto, Holders shall be permitted to attend such conference call.”

Section 2.14 Designation of Restricted and Unrestricted Subsidiaries

(1)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.6(a)(i) in its entirety and replacing it with the following:

“at the time of and after giving effect to any such designation, the Issuer and its Restricted Subsidiaries account for at least 85% of the Consolidated Net Tangible Assets of the Issuer (excluding all of the assets of an Unrestricted Subsidiary that was an Unrestricted Subsidiary as of the Initial Issue Date);”

(2)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.6(c) in its entirety and replacing it with the following:

“The Chief Executive Officer and/or Chief Financial Officer of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)

such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary which was Incurred after the date such Subsidiary was designated as an Unrestricted Subsidiary, and such designation will only be permitted if such Indebtedness is permitted under Section 7.10;

(ii)

all outstanding Investments owned by such Unrestricted Subsidiary which were made after the date such Subsidiary was designated as an Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments;” provided that such outstanding Investments shall be valued at the lesser of (a) the Fair Market Value of such Investments measured on the date of such designation and (b) the Fair Market Value of such Investments measured at the time each such Investment was made by such Unrestricted Subsidiary;

(iii)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 7.7; and

(iv)	no Default or Event of Default would be in existence following such designation.”

Section 2.15 Restricted Payments

(1)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.9(a)(iv)(C) in its entirety and replacing it with the following:

“such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Initial Issue Date (excluding Restricted Payments permitted by Sections 7.9(b)(ii) through 7.9(b)(x), 7.9(b)(xii), 7.9(b)(xv), 7.9(b)(xvii) and 7.9(b)(xviii)), is less than the sum, without duplication, of:

(a)

50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from December 31, 2019 to the end of the Issuer’s most recently ended fiscal quarter for which consolidated internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)

100% of the aggregate net cash proceeds and the aggregate Fair Market Value of any property received by the Issuer since the Initial Issue Date (A) as a contribution to its common equity capital, (B) from Equity Offerings of the Issuer (other than Disqualified Stock), including cash proceeds received from an exercise of warrants or options, or (C) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (in the case of each of the foregoing clauses (A) through (C), other than a contribution from, or Equity Interests (or Disqualified Stock or debt securities) sold to, a Subsidiary of the Issuer); plus

(c)

to the extent any Restricted Investment that was made after the Initial Issue Date is (a) disposed of or otherwise liquidated, redeemed, repurchased or repaid, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Issuer, 100% of the cash and the Fair Market Value of marketable securities or other property received by the Issuer or any Restricted Subsidiary of the Issuer with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)

to the extent that any Unrestricted Subsidiary of the Issuer is redesignated as a Restricted Subsidiary after the Initial Issue Date, 100% of the Fair Market Value of the Issuer’s Investment in such Subsidiary as of the date of such redesignation; plus

(e)

100% of any dividends or distributions received in cash by the Issuer or a Restricted Subsidiary from an Unrestricted Subsidiary after the Initial Issue Date (to the extent not already included in Consolidated Net Income of the Issuer for the applicable period).”

(2)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.9(b)(xv) in its entirety and replacing it with the following:

“any other Restricted Payment provided that, at the time of and after giving effect to such Restricted Payment, the aggregate of such Restricted Payment and all other Restricted Payments made under this Section 7.9(b)(xv) since the Initial Issue Date does not exceed the greater of (a) $65 million and (b) 6.5% of the Issuer’s Consolidated Net Tangible Assets (determined as of the date of such Restricted Payment);”

(3)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.9(b)(xviii) in its entirety and replacing it with the following:

“the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer pursuant to a normal course issuer bid; provided that immediately after giving effect to any such transaction pursuant to this Section 7.9(b)(xviii), the Consolidated Leverage Ratio of the Issuer would not exceed 1.0 to 1.0.”

Section 2.16 Incurrence of Indebtedness

(1)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.10(b)(ii) in its entirety and replacing it with the following:

“the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness represented by Lease Obligations in an aggregate principal amount that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this Section 7.10(b)(ii) since the Initial Issue Date and which remain outstanding (including all Permitted Refinancing Indebtedness Incurred to refund, refinance, replace, defease or discharge any Lease Obligations Incurred pursuant to this Section 7.10(b)(ii)), does not exceed the greater of (a) $200 million and (b) 20% of the Issuer’s Consolidated Net Tangible Assets (determined as of the date of such Incurrence and including any right of use assets acquired in connection with such Lease Obligations);”

(2)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.10(b)(iv) in its entirety and replacing it with the following:

“the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness represented by purchase money obligations incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, development or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this Section 7.10(b)(iv) since the Initial Issue Date and which remain outstanding (including all Permitted Refinancing Indebtedness Incurred to refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this Section 7.10(b)(iv)), does not exceed the greater of (a) $100 million and (b) 10% of the Issuer’s Consolidated Net Tangible Assets (determined as of the date of such Incurrence and including any assets acquired with such Indebtedness);”

(3)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.10(b)(vii) in its entirety and replacing it with the following:

“the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the Subsidiary Guarantees, in each case, issued on the Initial Issue Date, and any subsequent Incurrence by a Guarantor of Indebtedness represented by a Subsidiary Guarantee;”

(4)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.10(b)(viii) in its entirety and replacing it with the following:

“the Incurrence by the Issuer or any Restricted Subsidiary of the Issuer of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Note Indenture to be Incurred under Section 7.10(a) or clauses (ii), (iv), (vi), (xv) or (xix) of this Section 7.10(b);”

(5)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.10(b)(xix) in its entirety and replacing it with the following:

“the Incurrence by the Issuer or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount that, at the time of and after giving effect to such Incurrence and all other Incurrences made under this Section 7.10(b)(xix) since the Initial Issue Date and which remain outstanding (including all Permitted Refinancing Indebtedness Incurred to refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this Section 7.10(b)(xix)), does not exceed the greater of (a) $95 million and (b) 9.5% of the Issuer’s Consolidated Net Tangible Assets (determined as of the date of such Incurrence and including any assets acquired with such Indebtedness).”

(6)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section the paragraph titled “Minimum Liquidity” in 7.10(b) in its entirety.

Section 2.17 Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.11(b)(i) in its entirety and replacing it with the following:

“existing under, by reason of or with respect to any Existing Indebtedness, Capital Stock or other agreements or instruments in effect on the Initial Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the Existing Indebtedness, Capital Stock or such other agreements or instruments, as the case may be, as in effect on the Initial Issue Date;”

Section 2.18 Transactions with Affiliates

(1)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.12(a) in its entirety and replacing it with the following:

“The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million for any Affiliate Transaction or series of related Affiliate Transactions, unless:

(i)

such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer; and

(ii)	the Issuer delivers to the Trustee:

(A)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(B)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an Officers’ Certificate certifying that, in the good faith determination of the certifying officers, such Affiliate Transaction has undergone an appraisal by a third party which has been approved by a majority of the disinterested directors of the Board of the Directors of the Issuer.”

(2)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.12(b)(vi) in its entirety and replacing it with the following:

“transactions pursuant to agreements or arrangements in effect on the Initial Issue Date and described in the Offering Memorandum (including in any of the documents incorporated by reference herein), or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to, or restrictive on, the Issuer and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Initial Issue Date;”

Section 2.19 Repurchase at the Option of the Holders – Asset Sales

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.15(a)(ii) in its entirety.

Section 2.20 Suspension of Covenants

(1)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.16(a) in its entirety and replacing it with the following:

“If on any date following the Initial Issue Date:

(i)	the Notes receive an Investment Grade Rating from at least 50% of the Designated Rating Organizations that have provided ratings of the Notes (“Investment Grade Status”); and

(ii)	“no Default or Event of Default shall have occurred and be continuing on such date,

then beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (such period, the “Suspension Period”), the Sections listed below (the “Suspended Covenants”) will no longer be applicable to the Notes and any related default provisions of this Indenture will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries:

(A) Section 7.9;

(B) Section 7.10;

(C) Section 7.11;

(D) Section 7.12;

(E) Section 7.14;

(F) Section 7.15; and

(G) Section 12.1(a)(C).”

(2)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.16(c) in its entirety and replacing it with the following:

“With respect to the Restricted Payments made after any Reversion Date, the amount of Restricted Payments will be calculated as though Section 7.9 had been in effect prior to, but not during, the Suspension Period. All Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to 7.10(b)(vi). Any encumbrance or restriction of the type specified in Sections 7.11(a)(i), 7.11(a)(ii) and 7.11(a)(iii) entered into (or which the Issuer or any Restricted Subsidiary become legally obligated to enter into) during the Suspension Period will be deemed to have been in effect on the Initial Issue Date so that they are permitted under Section 7.11(b)(i). Any contract, agreement, loan, advance or guarantee with or for the benefit of any Affiliate of the Issuer entered into (or which the Issuer or any Restricted Subsidiary became legally obligated to enter into) during the Suspension Period will be deemed to have been in effect on the Initial Issue Date so that they are permitted under Section 7.12(b)(vi). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero. During a Suspension Period, the Issuer may not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries.”

Section 2.21 Minimum Liquidity

(1)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 7.17 in its entirety.

Section 2.22 Events of Default

(1)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 9.1(f) in its entirety and replacing it with the following:

“default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Initial Issue Date, if that default:

(i)	is caused by a failure to make any payment on such Indebtedness when due and prior to the expiration of the grace period, if any, provided in such Indebtedness (a “Payment Default”); or

(iii)	results in the acceleration of such Indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated for a period of 30 days or more, aggregates $50.0 million or more, provided that if any such Payment Default is cured or waived or any such acceleration is rescinded, as the case may be, such Event of Default under the Note Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgement or decree;”

(2)

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 9.1(g) in its entirety and replacing it with the following:

“failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments (to the extent such judgments are not paid or covered by in-force insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;”

Section 2.23 Amendment Supplement and Waiver

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 9.1(g) in its entirety and replacing it with the following:

“Notwithstanding Sections 14.1 and 14.2, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees to:

(a)	cure any ambiguity, defect or inconsistency;

(b)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)

provide for the assumption of the Issuer’s or any Guarantor’s Obligations to Holders of Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets or otherwise comply with Section 12.1;

(d)	make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder of Notes;

add any Subsidiary Guarantee or to effect the release of a Guarantor from its Subsidiary Guarantee, all in accordance with the provisions of this Indenture governing such release and termination or to otherwise comply with Article 15;

(e)	secure the Notes or any Subsidiary Guarantees or any other Obligation under this Indenture;

(f)	evidence and provide for the acceptance of appointment by a successor Trustee;

(g)

conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the Description of Notes to the extent that such provision in this Indenture, the Notes or the Subsidiary Guarantees was intended to be a verbatim recitation of a provision of the Description of Notes;

(h)	provide for the issuance of Additional Notes in accordance with this Indenture;

(i)	to enter into additional or supplemental Security Documents or to add additional parties to the Security Documents to the extent permitted thereunder and under this Indenture;

(j)	allow any Guarantor to execute a Subsidiary Guarantee;

(k)	to provide for any amendments permitted under Section 1.13; or

(l)

to release Collateral from the First-Priority Liens when permitted or required by this Indenture and the Security Documents or add assets to Collateral to secure First-Lien Indebtedness to the extent such Indebtedness is permitted under this Indenture.”

Section 2.24 Unrestricted Subsidiaries

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by adding the following entity to Part III – Unrestricted Securities of Appendix D:

“Columbia Care NY Realty LLC”.

Section 2.25 Global Notes – U.S. Restrictions on Transfer

For the purposes of this Fourth Supplemental Indenture only and with respect to the 2026 Notes only (and for greater certainty not with respect to the 2023 Notes, the 2023 Convertible Notes or the 2025 Convertible Notes), the Original Indenture shall be amended by deleting Section 5.6(f) in its entirety and replacing it with the following:

“U.S. Restrictions on Transfer.

(a)

Transfer and Exchange of Beneficial Interests in the Global Note. A beneficial interest in any Global Note may be transferred or exchanged only in accordance with the Indenture and in compliance with Exhibit A-1 with respect to Regulation D Global Notes or Exhibit A-2 and Exhibit B with respect to Regulation S Global Notes.

(b)

Transfers and Exchanges Involving Certificated Notes. The Person requesting transfer or exchange of a Global Note for a Certificated Note or a Certificate Note for a Global Note must deliver or cause to be delivered to the Trustee (x) a duly completed and signed Form of Transfer attached to the applicable Note and an Opinion of Counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the U.S. Securities Act and any applicable securities laws of any states of the United States. Unless otherwise determined by the Company, any such Note issued upon transfer or exchange pursuant to this paragraph (b) shall have the same legends and the Note being transferred or exchanged.

(c)

Certification of Beneficial Ownership of Regulation S Global Notes. Each original owner of beneficial interests in the Regulation S Global Notes (or a Person acting on behalf of such an owner) has certified pursuant to the Subscription Agreements and/or Note Exchange Agreements, that such owner is a Non-U.S. Person and each subsequent purchaser of such beneficial interests prior to the termination of the Restricted Period shall be deemed to have made such certification pursuant to the terms and conditions of the Offering Memorandum and the Indenture with respect to transfers of such beneficial interests.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Acceptance of Trust.

The Trustee accepts the trusts in this Fourth Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Fourth Supplemental Indenture and in accordance with the Indenture.

Section 3.2 Confirmation of Indenture.

The Indenture as amended and supplemented by this Fourth Supplemental Indenture is in all respects confirmed and for greater certainty the Issuer acknowledges and confirms that the Security Documents granted by it pursuant to the Indenture secure the due payment of all principal, interest and other amounts outstanding under the 2026 Notes.

Section 3.3 Effective Date

This Fourth Supplemental Indenture shall take effect upon the date first above written.

Section 3.4 Counterparts.

This Fourth Supplemental Indenture may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties hereto adopt any signatures received by electronic means as original signatures of the parties.

Section 3.5 Fax/Email.

The Trustee shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Trustee (“Electronic Methods”) from a person purporting to be (and whom such Trustee, acting reasonably, believes in good faith to be) the authorized representative of the Issuer, as sufficient instructions and authority of the Issuer for the Trustee to act and shall have no duty to verify or confirm that person is so authorized. The Issuer acknowledges that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than Electronic Methods.

Section 3.6 Force Majeure.

The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, pandemic, local or national disturbance or disaster, any act of terrorism, cyber terrorism, loss or malfunctions of utilities, computer (hardware or software) or communication services or the unavailability of any wire or facsimile or other wire or communication facility).

Section 3.7 Trial by Jury.

The parties hereto hereby waive any right they may have to require a trial by jury of any proceeding commenced in connection herewith.

[Signature Page Follows]

IN WITNESS OF WHICH the Fourth Supplement Indenture has been duly executed by the Issuer and the Trustee.

Dated as of the date first written above.

COLUMBIA CARE INC

Per:	(Signed) “Nicholas Vita”
Name:	Nicholas Vita:
Title:	Chief Executive Officer

ODYSSEY TRUST COMPANY

Per:	(Signed) “Dan Sander”
Name:	Dan Sander
Title:	VP, Corporate Trust

Per:	(Signed) “Amy Douglas”
Name:	Amy Douglas
Title:	Director, Corporate Trust

SCHEDULE “A”

FORM OF NOTE CERTIFICATE

[UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]].

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREIN REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO OR EXCHANGED FOR NOTES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE SHALL BE A GLOBAL NOTE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO COLUMBIA CARE INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.]1

[Regulation D Legend: THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) (AND BASED UPON AN OPINION OF

[1]	Global Note Legend: Include legend on all Global Notes.

“A”-1

COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.]2

[Regulation S Legend: THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN COMPLIANCE WITH REGULATION S, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR (B) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (B) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]3

[Canadian Securities Legend: UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY IN CANADA BEFORE [THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ORIGINAL DISTRIBUTION DATE OF THE SECURITY].]4

[2]	Include legend on all Regulation D Notes.
[3]	Include legend on all Regulation S Notes.
[4]	Include legend on all Notes.

“A”-2

CUSIP ●

ISIN ●

US$●

No. ●

COLUMBIA CARE INC.

(a corporation formed under the laws of the Business Corporations Act (British Columbia))

9.5% Senior Secured First-Lien 2026 Note

Due 2026

COLUMBIA CARE INC. (the “Issuer”) for value received hereby acknowledges itself indebted and, subject to the provisions of the trust indenture dated as of May 14, 2020 (the “Trust Indenture”), as supplemented and amended by the First Supplemental Indenture, Second Supplemental, Third Supplemental Indenture and Fourth Supplemental Indenture (each as defined in the fourth supplemental indenture dated as of February 3, 2021 and collectively with the Trust Indenture, the “Indenture”), between the Issuer and Odyssey Trust Company (the“Trustee”), promises to pay to                                                               on February 3, 2026 (the “Maturity Date”) or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture, the principal sum of ● Dollars (US$●) in lawful money of the United States of America on presentation and surrender of this 2026 Note at the main branch of the Trustee in Vancouver, British Columbia in accordance with the terms of the Indenture and, subject as hereinafter provided, to pay interest on the principal amount hereof from the date hereof, at the rate of 9.5% per annum (based on a year of 365 days), in like money, in arrears in equal installments on the six month anniversary of the Issue Date and the Maturity Date, and, should the Issuer at any time make default in the payment of any principal, or interest, to pay interest on the amount in default at the same rate, in like money and on the same date.

Interest on this 2026 Note will be computed on the basis of a 365-day or 366-day year, as applicable, and will be payable in equal semi-annual amounts; provided that for any Interest Period that is shorter than a full semi-annual interest period, interest shall be calculated on the basis of a year of 365 days or 366 days, as applicable, and the actual number of days elapsed in that period.

If the date for payment of any amount of principal, premium or interest is not a Business Day at the place of payment, then payment will be made on the next Business Day and the holder hereof will not be entitled to any further interest on such principal, or to any interest on such interest, premium or other amount so payable, in respect of the period from the date for payment to such next Business Day.

Interest hereon shall be payable by cheque mailed by prepaid ordinary mail or by electronic transfer of funds to the registered holder hereof and, subject to the provisions of this Indenture, the mailing of such cheque or the electronic transfer of such funds shall, to the extent of the sum represented thereby (plus the amount of any Taxes deducted or withheld), satisfy and discharge all liability for interest on this 2026 Note.

This Note is one of the 9.5% Senior Secured First-Lien 2026 Notes (referred to herein as the “2026 Notes”) of the Issuer issued under the provisions of the Indenture. The 2026 Notes authorized for issue immediately are limited to an aggregate principal amount of US$● in lawful money of the United States.

“A”-4

Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the 2026 Notes are or are to be issued and held and the rights and remedies of the holders of the 2026 Notes and of the Issuer and of the Trustee, all to the same effect as if the provisions of the Indenture were herein set forth to all of which provisions the holder of this Note by acceptance hereof assents.

The 2026 Notes are issuable at a price of US$1,000 per US$1,000 of principal amount and only in denominations of US$1,000 and integral multiples of US$1,000. Upon compliance with the provisions of the Indenture, 2026 Notes of any denomination may be exchanged for an equal aggregate principal amount of 2026 Notes in any other authorized denomination or denominations.

Upon the occurrence of a Change of Control of the Issuer, the Issuer is required to make an offer, at the option of each Holder, to purchase all of the 2026 Notes at a cash price equal to 101% principal amount of such 2026 Notes in accordance with the terms of the Indenture.

The indebtedness evidenced by this 2026 Note, and by all other 2026 Notes now or hereafter certified and delivered under the Indenture, is a direct secured obligation of the Issuer.

The principal hereof may become or be declared due and payable before the stated maturity in the events, in the manner, with the effect and at the times provided in the Indenture.

The Indenture contains provisions making binding upon all holders of 2026 Notes outstanding thereunder resolutions passed at meetings of such holders held in accordance with such provisions and instruments signed by the holders of a specified majority of 2026 Notes outstanding, which resolutions or instruments may have the effect of amending the terms of this 2026 Note or the Indenture.

The Indenture contains provisions disclaiming any personal liability on the part of holders of the common shares in the capital of the Issuer, officers, directors and employees of the Issuer in respect of any obligation or claim arising out of the Indenture or this 2026 Note.

This 2026 Note may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee in the City of Vancouver and in such other place or places and/or by such other registrars (if any) as the Issuer with the approval of the Trustee may designate. No transfer of this 2026 Note shall be valid unless made on the register by the registered holder hereof or his executors or administrators or other legal representatives, or his or their attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee or other registrar may prescribe and upon surrender of this 2026 Note for cancellation. Thereupon a new 2026 Note or 2026 Notes in the same aggregate principal amount shall be issued to the transferee in exchange hereof.

This 2026 Note shall not become obligatory for any purpose until it shall have been certified by the

Trustee under the Indenture.

Capitalized words or expressions used in this 2026 Note shall, unless otherwise defined herein, have the meaning ascribed thereto in the Indenture.

[Reminder of this page intentionally left blank.]

“A”-5

IN WITNESS WHEREOF COLUMBIA CARE INC. has caused this 2026 Note to be signed by its authorized representatives as of the      day of , 2022.

COLUMBIA CARE INC.

By:
Authorized Signatory

This 2026 Note is one of the 9.5% Senior Secured 2026 Note due 2026 referred to in the Indenture within mentioned.

ODYSSEY TRUST COMPANY

By:
Authorized Signatory

Date:

“A”-6

FORM OF TRANSFER

ODYSSEY TRUST COMPANY FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers to (print name and address) the 2026 Notes represented by this 2026 Note Certificate and hereby irrevocable constitutes and appoints as its attorney with full power of substitution to transfer the said securities on the appropriate register of the Trustee.

DATED this day     of ,20 .

“A”-7

EXHIBIT A-1

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF REGULATION D GLOBAL NOTES

This certificate relates to $principal amount of 2026 Notes held in book-entry form by the undersigned.

The undersigned has requested the Trustee by written order to exchange or register the transfer of a 2026 Note or 2026 Notes.

In connection with any transfer of any of the 2026 Notes evidenced by this certificate, the undersigned confirms that such 2026 Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1) ☐ to the Company; or

(2) ☐ to the Trustee for registration in the name of the Holder, without transfer; or

(3) ☐ pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”); or

(4) ☐ to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the U.S. Securities Act (“Rule 144A”) under the U.S. Securities Act) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5) ☐ outside the United States of America in an “offshore transaction” within the meaning of Regulation S under the U.S. Securities Act in compliance with Rule 904 under the U.S. Securities Act; or

(6) ☐ pursuant to Rule 144 under the U.S. Securities Act or another available exemption from registration under the U.S. Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the 2026 Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if boxes (4), (5) or (6) is checked, the Company or the Trustee may require, prior to registering any such transfer of the 2026 Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and prior to the date specified in the Canadian Restricted Legend, pursuant to exemptions from prospectus requirements under Canadian Securities Legislation, if applicable. For purposes of Box (5) the undersigned may provide the declaration that is found in Exhibit B, or such other documentation as may reasonably be requested by the Company or the Trustee,

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EXHIBIT A-2

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF REGULATION S GLOBAL NOTES

DURING RESTRICTED PERIOD

This certificate relates to $principal amount of 2026 Notes held in book-entry form by the undersigned.

The undersigned has requested the Trustee by written order to exchange or register the transfer of a 2026 Note or 2026 Notes during the Restricted Period.

In connection with any transfer of any of the 2026 Notes evidenced by this certificate, the undersigned confirms that such 2026 Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1) ☐ to the Company; or

(2) ☐ pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”); or

(3) ☐ outside the United States of America in an “offshore transaction” to a “non-U.S. person” within the meaning of Regulation S under the U.S. Securities Act in compliance with Rule 904 under the U.S. Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the 2026 Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, if box (3) is checked, the Company or the Trustee may require, prior to registering any such transfer of the 2026 Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and prior to the date specified in the Canadian Restricted Legend, pursuant to exemptions from prospectus requirements under Canadian Securities Legislation, if applicable.

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EXHIBIT B

FORM OF DECLARATION FOR REMOVAL OF REGULATION D LEGEND

TO:    Columbia Care Inc. (the “Company”)

AND TO:                 The registrar and transfer agent for the 2026 Notes of the Company

The undersigned (A) acknowledges that the sale of senior secured first-lien notes (the “2026 Notes”) of the Company, to which this declaration relates is being made in reliance on Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not an “affiliate” (as that term is defined in Rule 405 under the U.S. Securities Act) of the Company, except solely by virtue of being an officer or director of the Issuer; (2) the offer of such 2026 Notes was not made to a person in the United States or a U.S. person and at the time the buy order was originated, the buyer was outside the United States and not a U.S. Person, or the seller and any Person acting on its behalf reasonably believed that the buyer was outside the United States and not a U.S. Person, and neither the seller nor any Person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States or a U.S. Person; (3) none of the seller, any affiliate of the seller or any person acting on their behalf has engaged or will engage in any “directed selling efforts” in the United States in connection with the offer and sale of such 2026 Notes; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the 2026 Notes are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace such 2026 Notes with fungible unrestricted securities; and (6) the sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S under the U.S. Securities Act, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

DATED at                  this                  day of                  , 20__.

By:
Name: Title:

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TO CDS GLOBAL 2026 NOTE \

COLUMBIA CARE INC.

9.5% SENIOR SECURED FIRST-LIEN NOTES

DUE, 2026

Initial Principal Amount: US$●

Authorization:

ADJUSTMENTS

Date	Amount of Increase	Amount of Decrease	New Principal Amount	Authorization

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